Exhibit 10.2
Agilysys, Inc.
6065 Parkand Boulevard
Cleveland, OH 44124
Tel 440-720-8500
Fax 440-720-8501
www.agilysys.com
December 23, 2005
Mr. Arthur Rhein
40 Stonehill Lane
Moreland Hills, OH 44022
Dear Art:
Without limiting the generality of Subsection 5(c) of your Employment Agreement, it is intended that you will be granted options to purchase a number of the Company’s Common Shares as follows:
(i)	On or about April 1, 2006, the option to purchase two hundred fifty thousand (250,000) of such shares; and
(ii)	On or about August 1, 2006, the option to purchase an additional two hundred fifty thousand (250,000) of such shares;
with an exercise price equal to fair market value on the respective dates of grant, becoming exercisable during your continued employment at a rate of 10% March 31, 2007, an additional 30% March 31, 2008, and a final 60% March 31, 2009, without acceleration of vesting due to your “Retirement” or termination for “Good Reason” as those words are defined in your Employment Agreement and with further option provisions as determined by the Compensation Committee, subject to your Employment Agreement, when it grants such options; provided, however, that if the options referred to in (ii) above may not be granted because shares are not available, it is intended that the Compensation Committee will make a good faith effort to provide commensurate value in another manner.
Very truly yours,
/s/ Charles F. Christ
Charles F. Christ
Chairman, Compensation Committee